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                                                               EXHIBIT 10(xxxvi)

                                                     March 11, 2004


Mr. Tom Johnston
1683 34th Street, N.W.
Washington, D.C.  20007

Dear Tom,

This letter modifies and amends the employment offer letter to you from me dated March 4, 2004:

     1. We have agreed that you will begin working for us on or about May 1, 2004;

     2. If your employment is terminated by American Greeting for reasons other than for cause:

        a. within the first 18 months of your employment with American Greetings, you will be granted 24 months of severance pay;

        b. within the second 18 months of your employment with American Greetings, you will be granted 18 months of severance pay.

        Thereafter, you will be eligible for severance pay as determined by your officer employment contract and the policy in effect at that time (a copy of our standard employment contract, and our current severance policy are enclosed for your reference). Severance pay is defined as your base salary, but excluding all incentive plans and benefits, (except for health care continuation) in effect at the time of termination, and is contingent on your executing a waiver and release.

     3. In addition to the housing allowance described in the March 4 letter, we will grant you an additional 12 months housing allowance of $2,500 per month, net of all applicable taxes;

     4. We will pay for (or reimburse you for) the move of your household goods from New York to the Cleveland area (we have an arrangement with a moving firm - please let us know the timing for this move, and we can initiate the necessary arrangements).

Note that our employment contract contains a non-disclosure provision (paragraph
6), and a non-compete provision (paragraph 3).

Tom, we are excited about your joining our team. We look forward to your arrival.

Very truly yours,


/s/ Jeffrey Weiss

Jeffrey Weiss
President and Chief Operating Officer
American Greetings

enclosures

cc:      Morry Weiss
         Zev Weiss
         Pam Linton


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                                                 March 4, 2004


Mr. Tom Johnston
1683 34th Street, N.W.
Washington, D.C.  20007

Dear Tom,

We are pleased to extend to you an offer of employment with American Greetings as Senior Vice President and President, Carlton Retail, reporting to me. We have agreed that, if you accept this offer, you will begin with us on a date that we will mutually determine.

The terms of this offer are that you will:

1. receive a base salary of $350,000 annually (less appropriate withholdings and deductions); your salary will be reviewed in May 2005 as part of the annual officer performance and salary review process; thereafter, it will be reviewed annually, and may be increased based on your performance;

2. participate in the Key Management Annual Incentive Plan at the Senior Vice President level (70% target payout, with the payouts increased or decreased from target based on actual business unit, corporate and individual performance); the payout from this Plan for this fiscal year, if any, will be based on your actual base salary earnings for the fiscal year and the performance of the Consolidated Corporate business unit;

   (Note that this Plan will be modified slightly for Fiscal Year 2005. Attached is a Fiscal Year 2004 summary Plan booklet for your reference).

3. participate in the American Greetings Stock Option Plan at the Senior Vice President level:

         a) 22,000 options on American Greetings Class A Common Stock will be granted on the date of the corporation's annual grant (approximately May 1, 2004); the grant price will be the closing price of the stock on the date of grant:

            - 11,000 of these options shall vest one year from the date of grant;

            - 11,000 of these options shall vest two years from the date of grant.

         b) the details of this Plan are described in the enclosed booklet.

4. be eligible to participate in the American Greetings flexible benefits program, which includes such benefits as health care, disability and life insurance; an overview of this program is described in the enclosed Benefits-at-a-Glance booklet;

5. be eligible to participate in the American Greetings Retirement Profit Sharing and Savings Plan;

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6. receive other benefits normally provided to Senior Vice Presidents, such as the personal use of a company automobile, and additional company paid life, AD&D and personal liability insurances; the details of these benefits as currently provided are described in the enclosed Executive Benefits booklet;

7. in the event you will not be relocating to Cleveland and will instead maintain your existing residence:

            - 90 days of temporary housing expense for you and your spouse in the Cleveland area, if necessary;

            - a monthly housing allowance of $5,000, net of all applicable taxes, for 24 months.

8. Upon your acceptance of this offer, we will provide an employment contract, including a non-compete and a non-disclosure agreement that must be signed.

Tom, congratulations. We believe that you can make significant contributions to our efforts. We look forward to your acceptance of this offer.

Very truly yours,


/s/ Jeffrey Weiss

Jeffrey Weiss
President and Chief Operating Officer
American Greetings

encls.

cc:      Morry Weiss
         Zev Weiss
         Pam Linton